Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the registration statement on Form F-1 (the “Registration Statement”) of BriaCell Therapeutics Corp. and its subsidiaries (the “Company”) of our report dated October 28, 2021 relating to the consolidated financial statements of the Company as of July 31, 2021 and 2020 and for each of the three years ended July 31, 2021, 2020 and 2019, which is part of the Registration Statement. We also consent to the reference to our firm under the caption "Auditors" in the prospectus, which is part of the Registration Statement.

November 18, 2021	/s/ MNP LLP
Chartered Professional Accountants
Mississauga, Canada	Licensed Public Accountants